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                                                                    EXHIBIT 4.10

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

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DOMINICK & DOMINICK LLC,                    :
                                Plaintiff

                                            : Index No. 00 Civ. 9819 (RMB)
            - against -
                                            :
ONE VOICE TECHNOLOGIES, INC.,
                               Defendant.   :
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                              SETTLEMENT AGREEMENT
                              --------------------

     WHEREAS, on May 30, 2000, plaintiff Dominick &Dominick LLC ("Dominick & Dominick") and defendant One Voice Technologies, Inc. ("One Voice") (each a "Party" and collectively, the "Parties") entered into an Exclusive Financing Agreement, a copy of which is attached to Dominick & Dominick's complaint in this action;

     WHEREAS, on May 30, 2000, Dominick & Dominick and One Voice also entered into a Non-Exclusive Financial Advisory Agreement, a copy of which is attached to One Voice's answer and affirmative defenses in this action;

     WHEREAS, Dominick & Dominick commenced this action on December 28, 2000, asserting claims against One Voice for breach of the Exclusive Financial Advisory Agreement and other claims;

     WHEREAS, because the Parties desire to avoid the burden and expense of further litigation, without admitting or denying any alleged claim, defense, and/or the amount of damages, the Parties have agreed to amicably settle their disputes pursuant to the terms set forth in this Settlement Agreement;

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     NOW, THEREFORE, in consideration of the promises and agreements set forth below (the sufficiency of which is hereby acknowledged), the Parties agree as follows:

     1. One Voice will deliver the Escrow Funds (as defined in the Escrow Agreement) to Escrow Agent (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement dated August 1, 2001 among Kaye Scholer LLP, as Escrow Agent, and the Parties.

     2. One Voice has issued to Dominick & Dominick, upon signing this Agreement, a senior promissory note in the amount of $25,000, due September 1, 2001, in the form attached hereto.

     3. One Voice will deliver to Dominick & Dominick, on September 1, 2001, 110,000 shares of One Voice Common Stock. One Voice further represents that it presently has an effective Registration Statement which may be amended to allow all Registrable Securities (as defined in the Agreements as to Registration Rights attached hereto) to be offered and sold. The amendment of such registration statement after September 1, 2001 is not now prohibited by any contractual arrangement or any provision of law.

     4. One Voice will deliver to Dominick & Dominick, on September 1, 2001, Warrants to purchase 300,000 shares of One Voice Common Stock, upon the terms of the Warrant attached hereto. Such Warrants shall be executed and delivered on September 1, 2001. One Voice further agrees to register such shares pursuant to the Agreement as to Registration Rights, a form of which is attached hereto, which shall be executed and delivered on September 1, 2001.

     5. One Voice agrees that in the event One Voice receives any further financing from Nevelle Investors LLC ("Nevelle") or WEC Asset Management LLC ("WEC"), or in the event One Voice receives financing from any of the companies set forth on the Contact List attached

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hereto during the one year period following December 4, 2000, until the amounts of such financing (including the previous $2,000,000 financing One Voice received from Nevelle and WEC) total in the aggregate $20,000,000, Dominick & Dominick shall receive at the closing of any such financing consideration based upon the amounts set forth in Paragraph 1 through 4 hereof. To ensure the absence of doubt, the following examples shall set forth the application of the previous sentence.

Example 1
---------

In the event of a $4,000,000 financing, Dominick & Dominick would receive $50,000 at the closing of such financing, a $50,000 promissory note payable four months from the date of the closing of such financing, 220,000 shares of Common Stock, and Warrants to Purchase 600,000 shares of Common Stock at a price that is a 50% premium above the market price at the time of the financing.

Example 2
---------

In the event of a $1,000,000 financing, Dominick & Dominick would receive $12,500 at the closing of such financing, a $12,500 promissory note payable four months from the date of the closing of such financing, 55,000 shares of Common Stock, and Warrants to Purchase 150,000 shares of Common Stock at a price that is a 50% premium above market price at the time of the financing.

Each of the securities referred to in the examples above shall be entitled to the registration rights set forth in Paragraph 3 and 4 above.

     6. Dominick & Dominick and One Voice agree that the Non-Exclusive Financial Advisory Agreement between them terminated on December 4, 2000, and that any fees payable

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thereunder shall be payable only pursuant to Paragraph 5 thereof, and shall relate only to transactions with the parties listed on the Contact List referred to in Paragraph 5 hereof.

     7. Dominick & Dominick and One Voice agree that the Exclusive Financing Agreement between them terminated on December 4, 2000, and that any fees payable thereunder shall be payable as set forth in Paragraph 5 hereof.

     8. If either of the Parties breach any of their duties or obligations under this Settlement Agreement, then the non-breaching Party who is owed any such duty or obligation may commence an action in the United States District Court for the Southern District of New York. Each Party consents to jurisdiction and venue in such Court. The prevailing Party in such action shall be awarded costs and reasonable attorneys fees in the discretion of the Court.

     9. This Settlement Agreement and related documents (including Agreement as to Registration Rights, Promissory Note ,and Warrant), and all the terms, provisions and conditions thereof, may not be assigned in whole or in part without the written consent of both Parties.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into by New York residents and to be performed entirely within said state and without reference to conflict of laws principles, other than Section 5-1401 of the General Obligations Law of New York.

     11. Dominick & Dominick and One Voice represent that each of them has full corporate power and authority to make, deliver, and perform under this Settlement Agreement, and that each of them has taken all necessary corporate action to authorize the execution, delivery and performance of this Settlement Agreement.

     12. Dominick & Dominick and One Voice represent that each of them has read this Settlement Agreement and reviewed it with counsel, that they have executed this Settlement

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Agreement of their own free will and accord and without further representation of any kind or character not expressly set forth herein, and that this Settlement Agreement has been drafted by both Parties equally.

     13. Dominick & Dominick and One Voice agree to keep the terms of this Settlement Agreement confidential unless required by law or contract to be shown to third party(ies) and will not disclose the contents hereof to any other third party(ies).


     14. Upon full performance of the terms hereof, Dominick & Dominick and One Voice each agree to forthwith execute and file with the court the Stipulation and Order of Discontinuance in the action entitled Dominick & Dominick LLC v One Voice Technologies Inc., Case No. OOC.V. 9B19(RMB), a form of which has been attached hereto.

     15. This Agreement shall be binding upon the members, directors, principals, successors in interest and permitted assignees of each of the Parties.

     16. Upon full performance of the terms hereof, each Party hereto hereby releases and discharges such other Party hereto, and such Party's respective heirs, executors, administrators, parents, subsidiaries, affiliates, officers, directors, attorneys, employees, insurers, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which any such Party or their heirs, members, principals, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause of thing whatsoever from the beginning of the world to September 1, 2001, including, but not limited to, all claims arising under and from the action

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captioned Dominick & Dominick v. One Voice Technologies, Case No. 00 C.V. 9819
(RMB) and asserted in correspondence related to such suit.

     17. The Parties further agree that any stock or warrants issued pursuant to this Settlement Agreement will be restricted in terms of volume of shares that can be sold. Said restriction shall be: the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of such person within the preceding three months, shall not exceed the greater of (i) three percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (ii) the average monthly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar months preceding such sales.

     Any violation of this restriction shall be deemed a material breach of this Agreement and grounds for rescission and return of all proceeds paid hereunder.

     18. The parties hereto agree that this Settlement Agreement, including all attachments hereto, shall be held in escrow pursuant to the terms of the Escrow Agreement and that this Settlement Agreement, including all attachments hereto, such shall be released from Escrow on September 1, 2001.

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Executed as of the 3  day of August, 2001
                   --
DOMINICK & DOMINICK LLC


By:  /s/ Kevin Murphy
     --------------------------------------------------
     Kevin Murphy
     Senior Managing Director

The foregoing is agreed to and accepted by the Board of Directors:

ONE VOICE TECHNOLOGIES, INC.


By: /s/ Dean Weber
    --------------------------------------------------
    Dean Weber
    Chairman, President and Chief Executive Officer

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                                  CONTACT LIST

(1)     Amerindo Investment Advisor*
(2)     GE Capital Corporation*
(3)     Constellation Ventures*
(4)     Goldman, Sachs*
(5)     Graham Partners*
(6)     Lucent Technologies*
(7)     RAM Capital*
(8)     Scudder Tech Fund*
(9)     Zannet*
(10)    Bank of America*
(11)    Warburg*
(12)    J.P. Morgan*
(13)    Canaan Partners*
(14)    Brown Brothers*
(15)    Battery Ventures*
(16)    Boston Millennium Partners**
(17)    CIBC World Markets**
(18)    Sprout Group**
(19)    Ing Capital**
(20)    J.H. Seligman**
(21)    Olympic Capital**
(22)    Pequot Capital**
(23)    Schroders**




*       Meetings
**      Extensive Conversations